UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2022 (May 23, 2022)

Texas Mineral Resources Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-53482	87-0294969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

539 El Paso Street Sierra Blanca, TX	79851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (361) 790-5831

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TMRC	OTCMKTS

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Directors

Effective May 23, 2022, Clark Moseley resigned as a director of Texas Mineral Resources Corp. (“Company”) due to his retirement from The Navajo Transitional Energy Company (“NTEC”) and not due to any disagreement with the Company on any matter relating to Company operations, policies or practices.

Effective May 24 2022, LaVern “Vern” Lund, age 49, was nominated, appointed and elected as director to fill Mr. Moseley’s vacancy to serve until the next annual meeting or until his successor is duly elected and qualified. Mr. Lund will not serve on any committee of the Board.

Mr. Lund has served as chief executive officer of NTEC since February 1, 2022 and served as vice president of commercial operations for NTEC from February 2021 through January 2022. Mr. Lund began his career as an engineer with The North America Coal Corporation (“NACoal”) in 1996, where he served as vice president, engineering and business development, from March 2019 through January 2021, and vice president, business development, from March 2017 through February 2019. Over a 25-year span with NACoal, Mr. Lund held various technical, operational management, and executive positions, including over 18 years of field operating experience gained while working at five different surface mines located in North Dakota, Texas, and Mississippi. Mr. Lund was also involved in the development of two greenfield surface mines including the role of President of an entity that built a $240 million greenfield surface lignite mine in Mississippi. Mr. Lund has spent over seven years in Business Development and led a corporate diversification strategy resulting in securing a 20-year contract mining agreement for a greenfield lithium project. Mr. Lund holds a Bachelor of Science degree in Civil Engineering from North Dakota State University and is a Registered Professional Engineer in the state of Mississippi. He also holds a Masters of Business Administration from Auburn University and is a graduate of Wharton’s Advanced Management Program. We believe Mr. Lund is qualified to serve on our Board based on his leadership, financial and industry experience.

NTEC was formed in 2013 as an autonomous company established under Navajo law with its sole shareholder being the Navajo Nation. NTEC employs roughly 1,400 employees and is the third largest coal producer in the U.S., shipping over 50 million tons of thermal coal per year from its Antelope, Cordero Rojo, and Spring Creek mines in the Powder River Basin of Wyoming and Montana and the Navajo Mine located on the Navajo Nation. Additionally, NTEC owns 7% interest in the 1500MW Four Corners Power Plant and is a developer and seller of bulk helium through its Tocito Dome operation on the Navajo Nation and its significant helium lease holdings in Utah.

In connection with its investment in the Company, NTEC was granted the right to nominate and appoint two directors, one of which was Mr. Moseley and Mr. Lund has been appointed to fill the vacancy created by Mr. Moseley’s resignation. There are no other arrangements or understandings between Mr. Lund and any other director or the Company. Mr. Lund will be entitled to receive standard board compensation for his services. NTEC owns approximately 14% of the shares of Company common stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS MINERAL RESOURCES CORP.

DATE: May 24, 2022	By:	/s/ Wm. Chris Mathers
Wm. Chris Mathers Chief Financial Officer